Exhibit 10.8
Private & Confidential
LOAN AGREEMENT
for a Loan of up to
US$21,000,000
to
GRAND OCEANOS INC.
provided by
PIRAEUS BANK A.E.

Contents

Clause		Page
1	Purpose and definitions	1

2	The Commitment and the Loan	15

3	Interest and Interest Periods	16

4	Repayment and prepayment	18

5	Fees, commitment commission and expenses	19

6	Payments and taxes; accounts and calculations	20

7	Representations and warranties	21

8	Undertakings	26

9	Conditions	32

10	Events of Default	32

11	Indemnities	36

12	Unlawfulness and increased costs	38

13	Security and set-off	39

14	Accounts	40

15	Assignment, transfer and lending office	41

16	Notices and other matters	42

17	Governing law and jurisdiction	43

Schedule 1 Form of Drawdown Notice		44

Schedule 2 Documents and evidence required as conditions precedent to the Loan being made		45

Schedule 3 Form of Disbursement Acknowledgement		50

Schedule 4 Form of Master Swap Agreement		52

Schedule 5 Form of Master Agreement Security Deed		53

Schedule 6 Form of Borrower’s Mortgage		54

Schedule 7 Form of Borrower’s General Assignment		55

Schedule 8 Form of Borrower’s Manager’s Undertaking		56

Schedule 9 Form of Collateral Guarantee		57

Schedule 10 Form of Collateral Guarantor’s General Assignment		58

THIS AGREEMENT is dated 31 March 2010 and made BETWEEN:
(1)	GRAND OCEANOS INC. as Borrower; and

(2)	PIRAEUS BANK A.E. as Bank.
IT IS AGREED as follows:
1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of up to Twenty one million Dollars ($21,000,000) to be used for the following purposes:
(a)	in the amount of up to $18,500,000, to refinance in full the existing Indebtedness of the Borrower to the Bank under a loan agreement dated 20 November 2006 as amended and supplemented by a first supplemental agreement dated 26 February 2009; and

(b)	in the amount of up to $2,500,000, for general corporate purposes.
1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means, together, the Operating Accounts and the Retention Account and “Account” means any of them;

“Accounts Pledges” means, together, the Operating Account Pledges and the Retention Account Pledge and “Account Pledge” means any of them;

“Acquisition” means the acquisition by the HoldCo Guarantor of all the issued shares in the Borrower and the Collateral Guarantors in a manner in all respects satisfactory to the Bank;

“Applicable Accounting Principles” means the most recent and up-to-date International Financial Reporting Standards at any relevant time;

“Assignee” has the meaning ascribed thereto in clause 15.3;

“Backstop Acquisition Date” means the date falling thirty (30) days after the date of this Agreement, or such other later date as the Bank may agree in its sole discretion;

“Balloon Instalment” shall have the meaning ascribed thereto in clause 4.1;

“Bank” means Piraeus Bank A.E. whose registered office is at 4 Amerikis Street, Athens 105 64, Greece acting for the purposes of this Agreement through its office at 47-49 Akti Miaouli, Piraeus 185 36, Greece (or of such other address as may last have been notified to the Borrower pursuant to clause 15.6) and includes its successors in title, Assignees or Transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Basel 2 Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel 2 Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord;

“Basel 2 Regulation” means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Bank;

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (vii) above;

“Borrower” means Grand Oceanos Inc. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

“Borrower’s Charter Assignment” means a first priority specific assignment of any Charter in respect of Grand Ocean, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form set out in schedule 12;

“Borrower’s General Assignment” means the first priority general assignment collateral to the Borrower’s Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form or substantially in the form set out in schedule 7;

“Borrower’s Management Agreement” means the management agreement dated 24 February 2010 made between the Borrower and Newlead Shipping S.A. as Manager or any other agreement previously agreed in writing by the Bank between the Borrower and a Manager, providing for the relevant Manager to manage Grand Ocean;

“Borrower’s Manager’s Undertaking” means the undertaking and assignment in respect of Grand Ocean executed or (as the context may require) to be executed by the relevant Manager of Grand Ocean in favour of the Bank in the form or substantially the form set out in schedule 8;

“Borrowers’ Mortgage” means the first preferred Liberian ship mortgage over Grand Ocean executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form or substantially in the form set out in schedule 6;

“Borrower’s Operating Account” means an interest bearing Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Borrower’s Operating Account for the purposes of this Agreement;

“Borrower’s Operating Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Borrower in favour of the Bank, in respect of the Borrower’s Operating Account in such form as the Bank may require in its sole discretion;

“Borrower’s Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

“Capital Adequacy Law” means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation);

“Charter” means any time charterparty or other charterparty or other contract of employment in respect of a Ship having a tenor in excess of nine (9) months and which is entered into by the relevant Owner as owner and any other person as charterer;

“Charter Assignment” means:
(a)	in relation to Grand Ocean, the Borrower’s Charter Assignment;

(b)	in relation to Hiona, the Hiona Charter Assignment; or

(c)	in relation to Hiotissa, the Hiotissa Charter Assignment,
and “Charter Assignments” means any or all of them;

“Charterer” means any person which shall enter into a Charter with any Owner in respect of such Owner’s Ship during the Security Period;

“Classification” means, in relation to a Ship, the highest classification for a vessel of the same type as the relevant Ship with the relevant Classification Society or such other classification as the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification in relation to such Owner’s Ship for the purposes of the Security Documents;

“Classification Society” means, in relation to each Ship, such classification society (being a member of the International Association of Classification Societies (IACS)) which the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification Society in relation to such Owner’s Ship for the purposes of the Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Collateral Guarantees” means, together, the Hiona Guarantee and the Hiotissa Guarantee and “Collateral Guarantee” means either of them;

“Collateral Guarantors” means, together, the Hiona Guarantor and the Hiotissa Guarantor and “Collateral Guarantor” means either of them;

“Confirmation” shall have, in relation to any Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Corporate Guarantee” means:

(a)	from the date of this Agreement until the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement, the GrandUnion Guarantee; or

(b)	from the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement and at all times thereafter, the HoldCo Guarantee;
“Corporate Guarantor” means:
(a)	from the date of this Agreement until the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement, GrandUnion; or

(b)	from the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement and at all times thereafter, the HoldCo Guarantor;
“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Designated Transaction” means any Transaction which is entered into by the Borrower pursuant to the Master Swap Agreement with the Bank as contemplated in clause 2.7;

“Disbursement Acknowledgement” means an acknowledgement and confirmation of disbursement executed by the Borrower and the Transaction Guarantors in the form or substantially the form set out in schedule 3;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means the date, being a Banking Day falling not later than the Termination Date, on which the Loan is, or is to be, drawn down;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Earnings” means, in relation to a Ship, all money whatsoever from time to time due or payable to the Owner owing such Ship during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the Owner of such Ship in the event of requisition of such Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Ship (including any Charter) and any sums recoverable under any loss of earnings insurance;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of any Owner or any other Relevant Party or any person having a contractual relationship with an Owner or any other Relevant

Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Excess Cash” means, in relation to each Excess Cash Calculation Period, the amount (calculated by the Bank in its sole discretion pursuant to clause 8.4 by reference to the then latest financial statements of the Borrower provided to the Bank pursuant to clause 8.1.5 in respect of such Excess Cash Calculation Period), which is equal to:
(a)	the Earnings (as defined in the relevant Ship Security Documents) of Grand Ocean, minus

(b)	the interest accrued and accruing on the Loan, minus

(c)	the repayment instalments due pursuant to clause 4.1 and all other sums paid under this Agreement, minus

(d)	the total voyage and operating expenses and costs (including, without limitation, maintenance cost, crew wages, insurance cost and overhead expenses) incurred in relation to Grand Ocean and the total cost of any intermediate or special survey for such Ship, in each case, during such Excess Cash Calculation Period;

“Excess Cash Calculation Period” means each financial year (commencing with the financial year ending on 31 December 2010) of the Borrower up to the date when all moneys owing under this Agreement and the other Security Documents have been repaid in full;

“First Repayment Date” means, subject to clause 6.3, 31 May 2010;

“Flag State” means:
(a)	in relation to Grand Ocean, the Republic of Liberia; or

(b)	in relation to Hiona and Hiotissa, the Hellenic Republic,
or, in each case, such other state or territory designated in writing by the Bank, at the request of an Owner, as being the “Flag State” of such Owner’s Ship for the purposes of the Security Documents;

“General Assignment” means:
(a)	in relation to Grand Ocean, the Borrower’s General Assignment;

(b)	in relation to Hiona, the Hiona General Assignment; or

(c)	in relation to Hiotissa, the Hiotissa General Assignment,
and “General Assignments” means all or any of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Grand Ocean” means the motor vessel Grand Ocean, a 1990-built, (approximately) 149,498 dwt bulk carrier, registered under the name and in the ownership of the Borrower under the laws and flag of the relevant Flag State with IMO Number 8818867;

“GrandUnion” means GrandUnion Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“GrandUnion Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by GrandUnion in favour of the Bank in the form set out in schedule 14;

“Group” means at any relevant time, together, the Corporate Guarantor and its Subsidiaries from time to time (including for the avoidance of doubt the Borrower, each Manager and each Owner) and “member of the Group” shall be constructed accordingly;

“Hiona” means the motor vessel Hiona, a 2003-built, (approximately) 37,337 dwt double-hull chemical tanker, registered under the name and in the ownership of the Hiona Guarantor under the laws and flag of the relevant Flag State with IMO Number 9260031;

“Hiona Charter Assignment” means a second priority specific assignment of any Charter in respect of Hiona, executed or (as the context may require) to be executed by the Hiona Guarantor in favour of the Bank in the form set out in schedule 13;

“Hiona General Assignment” means the second priority general assignment executed or (as the context may require) to be executed by the Hiona Guarantor in favour of the Bank in the form or substantially the form set out in schedule 10;

“Hiona Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Hiona Guarantor in favour of the Bank in the form or substantially the form set out in schedule 9;

“Hiona Guarantor” means Challenger Enterprises Ltd. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

“Hiona Management Agreement” means the management agreement dated 4 April 2008 made between the Hiona Guarantor and Newlead Shipping S.A. as Manager or any other agreement previously approved in writing by the Bank between the Hiona Guarantor and a Manager, providing for the relevant Manager to manage Hiona;

“Hiona Manager’s Undertaking” means the undertaking and assignment in respect of Hiona executed or (as the context may require) to be executed by the relevant Manager of Hiona in favour of the Bank in the form or substantially the form set out in schedule 11;

“Hiona Mortgage” means the second preferred Greek mortgage over Hiona executed or (as the context may require) to be executed by the Hiona Guarantor in favour of the Bank in such form as the Bank may in its sole discretion require;

“Hiona Operating Account” means the interest bearing Dollar account of the Hiona Guarantor opened by the Hiona Guarantor with the Bank with account number 5104-035973-883 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Hiona Operating Account for the purposes of this Agreement;

“Hiona Operating Account Pledge” means a second priority pledge executed or (as the context may require) to be executed by the Hiona Guarantor in favour of the Bank in respect of the Hiona Operating Account in such form as the Bank may require in its sole discretion;

“Hiotissa” means the motor vessel Hiotissa, a 2004-built, (approximately) 37,330 dwt double-hull chemical tanker, registered under the name and in the ownership of the Hiotissa Guarantor under the laws and flag of the relevant Flag State with IMO Number 9260043;

“Hiotissa Charter Assignment” means a second priority charter assignment of any Charter in respect of Hiotissa, executed or (as the context may require) to be executed by the Hiotissa Guarantor in favour of the Bank in the form set out in schedule 13;

“Hiotissa General Assignment” means the second priority general assignment executed or (as the context may require) to be executed by the Hiotissa Guarantor in favour of the Bank in the form or substantially the form set out in schedule 10;

“Hiotissa Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Hiotissa Guarantor in favour of the Bank in the form or substantially the form set out in schedule 9;

“Hiotissa Guarantor” means Crusader Enterprises Ltd. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

“Hiotissa Management Agreement” means the management agreement dated 21 April 2008 made between the Hiotissa Guarantor and 21 April 2008 as Manager or any other agreement previously approved in writing by the Bank between the Hiotissa Guarantor and a Manager, providing for the relevant Manager to manage Hiotissa;

“Hiotissa Manager’s Undertaking” means the undertaking and assignment in respect of Hiotissa executed or (as the context may require) to be executed by the relevant Manager in favour of the Bank in the form set out in schedule 11;

“Hiotissa Mortgage” means the second preferred Greek mortgage over Hiotissa executed or (as the context may require) to be executed by the Hiotissa Guarantor in favour of the Bank in such form as the Bank may in its sole discretion require;

“Hiotissa Operating Account” means the interest bearing Dollar account of the Hiotissa Guarantor opened by the Hiotissa Guarantor with the Bank with account number 5104-035973-905 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Hiotissa Operating Account for the purposes of this Agreement;

“Hiotissa Operating Account Pledge” means a second priority pledge executed or (as the context may require) to be executed by the Hiotissa Guarantor in favour of the Bank in respect of the Hiotissa Operating Account in such form as the Bank may in its sole discretion require;

“HoldCo Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the HoldCo Guarantor in favour of the Bank in the form or substantially the form set out in schedule 14;

“HoldCo Guarantor” means Newlead Holdings Ltd. of Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda and includes its successors in title;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it;

“ISSC” means, in relation to a Ship, an International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;

“Letters of Undertaking” means, together, each of the letters of undertaking, one executed or (as the context may require) to be executed by a Sponsor in favour of the Bank in such form as the Bank may in its sole discretion require;

“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:
(a)	(subject to paragraphs (b) and (c) below) the rate for such period, appearing on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms)) at or about 11:00 a.m. (London time) on the Quotation Date for such period (or, if the Bank shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. (London time) on the first day of such period) as the Bank may determine); or

(b)	(subject to paragraph (c) below) if the Bank has advised the Borrower that the rate referred to in paragraph (a) above is not displayed on the Reuters screen on the relevant day or that the Reuters screen is not operating on the relevant day or that no such offered rate appears on the Reuters screen at the relevant time or that such rate does not accurately reflect the cost to the Bank of obtaining such deposits on that day for the purpose of funding the Loan or any part of it, then LIBOR shall be:
(i)	the rate determined by the Bank to be the arithmetic mean of the rates offered in the London Interbank Market for deposits in Dollars for such period, as the same are published by the British Bankers’ Association at or about 11.00 a.m. on the Quotation Date for such period on the corresponding electronic pages of KLIEMM (Carl Kliem GmbH), USDDEPO=ICAP (Icap Plc) and USDDEPO=TTKL (Tullett Prebon Plc) on the Reuters screen. If on any day only two such pages or only one such page publish such rate, then the rate applicable shall be the rate determined by the Bank to be the arithmetic mean of such two published rates or, in the event that only one such rate is published, such rate; or

(ii)	in the event that the rate referred to in paragraph (a) above is displayed on the Reuters screen and is higher than the rate referred to in paragraph (i) above, such higher rate; or
(c)	if the Bank has advised the Borrower that none of the rates referred to in paragraph (b) above are displayed on the Reuters screen on the relevant day and time or that the rate referred to in paragraph (b) above does not accurately reflect the cost to the Bank of funding the Loan or any part of it from whichever source it may select in its sole discretion, then LIBOR shall be the rate (rounded upwards to four decimal places) determined by the Bank to be the rate at which deposits of Dollars for such period are being offered by banks in the London Interbank Market to the Bank at or about 11:00 a.m. (London time) on the Quotation Date for such period (or, if the Bank shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. (London time) on the first day of such period) as the Bank may determine).
If any of the agreed pages above is replaced or the service ceases to be available, the Bank may specify another page or service displaying the appropriate rate after consultation with the Borrower. Any determinations made by the Bank under and for the purposes of this definition of “LIBOR” shall be made in its absolute discretion and in the absence of manifest error shall be binding and conclusive on the Borrower;

“Loan” means the principal amount borrowed by the Borrower on the Drawdown Date or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means:
(a)	in relation to Grand Ocean, the Borrower’s Management Agreement;

(b)	in relation to Hiona, the Hiona Management Agreement; or

(c)	in relation to Hiotissa, the Hiotissa Management Agreement,
and “Management Agreement” means any or all of them;

“Manager” means:
(a)	in relation to the Borrower’s Ship, Newlead Bulkers S.A. of 80 Broad Street, Monrovia, Liberia; or

(b) in relation to each of Hiona and Hiotissa, Newlead Shipping S.A. of HSBC Building, 6th Floor, Samuel Lewis Avenue, Panama City, Panama,
or, in each such case, any other person appointed by the Owner of such Ship, with the prior written consent of the Bank, as the manager of such Ship and, in each such case, includes their respective successors in title and “Managers” means any or all of them;

“Manager’s Undertaking” means:
(a)	in relation to Grand Ocean, the Borrower’s Manager’s Undertaking;

(b)	in relation to Hiona, the Hiona Manager’s Undertaking; or

(c)	in relation to Hiotissa, the Hiotissa Manager’s Undertaking, and “Manager’s Undertakings” means any or all of them;

“Margin” means three point five zero per cent (3.50%) per annum;

“Master Agreement Security Deed” means a security deed executed or (as the context may require) to be executed by the Borrower in favour of the Bank in relation to certain of the rights of the Borrower under the Master Swap Agreement in the form or substantially the form set out in schedule 5;

“Master Swap Agreement” means the agreement made or (as the context may require) to be made between the Bank and the Borrower comprising a 1992 ISDA Master Agreement

(Multicurrency-Crossborder) (including the schedule thereto) in the form or substantially the form set out in schedule 4 and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Ministerial Decision” means, in relation to each of Hiona and Hiotissa, the joint Decision of the Ministers of National Economy, Finance and Mercantile Marine of the Hellenic Republic relating to such Ship;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:
(a)	in relation to Grand Ocean, the Borrower’s Mortgage;

(b)	in relation to Hiona, the Hiona Mortgage; or

(c)	in relation to Hiotissa, the Hiotissa Mortgage,
and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, a Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date under this Agreement and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Operating Account Pledges” means, together, the Borrower’s Operating Account Pledge, the Hiona Operating Account Pledge and the Hiotissa Operating Account Pledge and “Operating Account Pledge” means any or all of them;

“Operating Accounts” means, together, the Borrower’s Operating Account, the Hiona Operating Account and the Hiotissa Operating Account and “Operating Account” means any of them;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Other Loan” means the total principal amount owing at any relevant time under the Other Loan Agreement;

“Other Loan Agreement” means the loan agreement dated 19 March 2008 as amended and supplemented from time to time in respect of a $76,000,000 loan facility made between the Collateral Guarantors and the Bank;

“Owners” means, together, the Borrower, the Hiona Guarantor and the Hiotissa Guarantor and:
(a)	in relation to Grand Ocean, it means the Borrower;

(b)	in relation to Hiona, it means the Hiona Guarantor; or

(c)	in relation to Hiotissa, it means the Hiotissa Guarantor,
and “Owner” means any or all of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means, in relation to a Ship, any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents) for such Ship;

“Personal Guarantees” means, together, each of the personal guarantees executed or (as the context may require) to be executed by the Sponsors in favour of the Bank under the Letters of Undertaking, in such form as the Bank may in its sole discretion require, or (as the context may require) any substitute personal guarantee accepted by the Bank pursuant to clause 10.1.29 and “Personal Guarantee” means either of them;

“Quotation Date” means, in relation to any period in respect of which LIBOR falls to be determined under this Agreement, the day falling two (2) Banking Days before the first day of such period;

“Registry” means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrower, the Owners, the Corporate Guarantor, any other Security Party and any other member of the Group;

“Relevant Ship” means each Ship and any other vessel owned, operated, managed or crewed by any Relevant Party;

“Repayment Dates” means, subject to clause 6.3, the First Repayment Date and each of the dates falling at three (3) monthly intervals thereafter up to and including the earlier of (a) the date falling forty two (42) months after the First Repayment Date and (b) 30 November 2013;

“Retention Account” means a Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority pledge of the Retention Account executed or (as the context may require) to be executed by the Borrower in favour of the Bank, in such form as the Bank may in it sole discretion require;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:
(a)	one-third (1/3rd) of the repayment instalment falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Dates” means 31 March 2010 and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Security Documents” means this Agreement, the Master Swap Agreement, the Master Agreement Security Deed, the Transaction Guarantees, the Personal Guarantees, the Letters of Undertaking, the Mortgages, the General Assignments, the Manager’s Undertakings, the Account Pledges, any Charter Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement or the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Transaction Guarantors, the Owners, the Sponsors, each Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Period” means the period commencing on the date of this Agreement and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, one hundred and thirty per cent (130%) of the aggregate of (a) the Loan and (b) the Swap Exposure at such time;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, the aggregate of:
(a)	the market value of Grand Ocean if it is then a Mortgaged Ship as most recently determined in accordance with clause 8.3.2; and

(b)	if any of Hiona and Hiotissa are then Mortgaged Ships, the sum of (i) the market value of such Mortgaged Ships as most recently determined in accordance with clause 8.3.2 minus (i) the Other Loan, if such sum is a positive figure; and

(c)	the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.3;

“Ship” means:
(a)	in relation to the Borrower, Grand Ocean;

(b)	in relation to the Hiona Guarantor, Hiona; or

(c)	in relation to the Hiotissa Guarantor, Hiotissa,
and “Ships” means any or all of them;

“Ship Security Documents”:
(a)	in relation to Grand Ocean, it means the Borrower’s Mortgage, the Borrower’s General Assignment, the Borrower’s Manager’s Undertaking and any Charter Assignment in relation to Grand Ocean;

(b)	in relation to Hiona, it means the Hiona Mortgage, the Hiona General Assignment and the Hiona Manager’s Undertaking and any Charter Assignment in relation to Hiona; or

(c)	in relation to Hiotissa, it means the Hiotissa Mortgage, the Hiotissa General Assignment, the Hiotissa Manager’s Undertaking and any Charter Assignment in relation to Hiotissa;
“SMC” means, in relation to a Ship, a safety management certificate issued in respect of such Ship in accordance with rule 13 of the Code;

“Sponsors” means Mr Nikolaos Fistes and Mr Michail Zolotas, or (as the context may require) any substitute individual or individuals who issue a personal guarantee accepted by the Bank pursuant to clause 10.1.29 and “Sponsor” means either of them;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Exposure” means, as at any relevant time, the amount certified by the Bank to be the aggregate net amount in Dollars which would be payable by the Borrower to the Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 16 April 2010 or such later date as the Bank may in its absolute discretion agree in writing;

“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

“Transaction” has the meaning ascribed thereto in the Master Swap Agreement;

“Transaction Guarantees” means, together, the Collateral Guarantees and the Corporate Guarantee and “Transaction Guarantee” means any of them;

“Transaction Guarantors” means, together, the Corporate Guarantor, the Hiona Guarantor and the Hiotissa Guarantor and “Transaction Guarantor” means any of them;

“Transferee” has the meaning ascribed thereto in clause 15.4; and “Underlying Documents” means, together, any Charter and the Management Agreements.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:
1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel 2 Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	“control” means, in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:
(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or
(b)	the holding beneficially of more than 50 per cent of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

1.4.8	two or more persons are “acting in concert” if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the HoldCo Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the HoldCo Guarantor;

1.4.9	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.10	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.
2	The Commitment and the Loan

2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrower, upon and subject to the terms of this Agreement, the principal sum of up to Twenty one million Dollars ($21,000,000).

2.2	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be advanced in full in a single drawdown on the Drawdown Date following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the other terms and conditions of this Agreement, not exceed Twenty one million Dollars ($21,000,000).

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, on the Drawdown Date make the Loan available to the Borrower in accordance with clause 6.2. The Borrower acknowledges that payment of the Loan or part thereof to Piraeus Bank A.E. in accordance with clause 6.2 shall satisfy the obligation of the Bank to lend the Commitment (or the relevant part thereof) to the Borrower under this Agreement.

2.5	Termination of Commitment

Any undrawn amount of the Commitment by the end of the Termination Date shall thereupon be automatically cancelled.

2.6	Application of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.3, the Bank shall have no responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.7	Derivative transactions

2.7.1	If, at any time during the Security Period, the Borrower wishes to enter into any derivative transaction for the purpose of hedging all or any part of its exposure under this Agreement to interest rate fluctuations), it shall advise the Bank in writing.

2.7.2	Any such derivative transaction shall be concluded with the Bank under the Master Swap Agreement provided however that no such derivative transaction shall be concluded unless the Bank first agrees to it in writing. For the avoidance of doubt, it is hereby agreed and acknowledged by the Borrower that the Bank, by the mere execution by it of this Agreement and the Master Swap Agreement, has no obligation (express or implied) whatsoever to enter into any such derivative transaction with the Borrower and any such transactions and terms thereof would be subject to the Bank’s prior independent approval and agreement in writing. Further, the Bank has no obligation or commitment to seek any such approval or consider any such agreement and it is entitled in its absolute and unfettered discretion to decline to consider entering into any such transaction without assigning any reason to such decision. If and when any such derivative transaction (and its terms) have been approved and agreed by the Bank and concluded between the Bank and the Borrower, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Bank.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrower shall pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first such instalment being payable three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2	Selection of Interest Periods

The Borrower may by notice received by the Bank not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months or nine (9) months or such other period (shorter than twelve (12) months) as the Borrower may select and the Bank may, in its absolute discretion, agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:
3.3.1	the initial Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and, in the case of any other Repayment Date or Repayment Dates, the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.
3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgement) at a rate determined by the Bank pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.3.1(a), 8.4 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank.

3.5	Notification of Interest Periods and interest rate

The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability
3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):
(a)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period or that LIBOR does not accurately reflect the cost to the Bank of obtaining such deposits; or

(b)	that by reason of circumstances affecting the London Interbank Market generally, it is impracticable for the Bank to draw down, fund or continue to fund the Commitment, the Loan or any part of it; or

(c)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period or that LIBOR does not accurately reflect the cost to the Bank of obtaining such deposits from whichever source the Lender may select in its sole discretion, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.

3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall apply.
4	Repayment and prepayment

4.1	Repayment

The Borrower shall repay the Loan by fifteen (15) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of the first instalment shall be Eight hundred and fifty thousand Dollars ($850,000), the amount of each of the second to seventh instalments (inclusive) shall be Eight hundred thousand Dollars ($800,000), the amount of each of the eighth to fourteenth instalments (inclusive) shall be Seven hundred and fifty thousand Dollars ($750,000) and the amount of the fifteenth and final instalment shall be Ten million one hundred thousand Dollars ($10,100,000) (comprising a repayment instalment of Seven hundred and fifty thousand Dollars ($750,000) and a balloon payment of Nine million three hundred and fifty thousand Dollars ($9,350,000) (the “Balloon Instalment”)). If the Commitment is not drawn down in full, the amount of each such instalment (including the Balloon Instalment) shall be reduced pro rata.

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or part (being Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Prepayment on Total Loss

4.3.1	Before drawdown

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which, in the opinion of the Bank may result in such Ship being subsequently determined to be a Total Loss), before the Loan is drawn down, the obligation of the Bank to advance the Loan shall immediately cease and the Commitment shall be reduced to zero.

4.3.2	Thereafter

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation (as defined in the relevant Ship Security Documents) is, received by the relevant Owner (or the Bank pursuant to the relevant Ship Security Documents), the Borrower shall prepay such part of the Loan as is equal to the Relevant Amount.

4.3.3	Relevant Amount

For the purposes of clause 4.3.2, “Relevant Amount” means, at any relevant time and in relation to a Mortgaged Ship which has become a Total Loss:
(a)	In the event that the Mortgaged Ship lost is Grand Ocean, the total amount of the Loan then outstanding; or

(b)	In the event that the Mortgaged Ship lost is Hiona or Hiotissa, such part of the Loan as is required by the Bank in its absolute discretion;
4.3.4	Total Loss

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the Loan, (b) any additional amount payable under clauses 6.6 or 12.2 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.

4.5	Notice of prepayment; reduction of repayment instalments

No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Bank at least thirty (30) Banking Days’ notice in writing of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be reborrowed and any amount prepaid pursuant to clauses 4.2 or 8.3.1(a) shall be applied in reducing the repayment instalments under clause 4.1 (including the Balloon Instalment) proportionately. Any amount prepaid under clause 8.4 shall be applied in reducing the repayment instalments under clause 4.1 (including the Balloon Instalment) in inverse order of maturity. The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrower shall pay to the Bank an arrangement fee of Two hundred and fifty thousand Dollars ($250,000), of which:
(a)	$125,000 shall be paid to the Bank on the date falling fifteen (15) days after the date of this Agreement;

(b)	$62,500 shall be paid to the Bank on the date falling ninety (90) days after the date of this Agreement; and

(c)	$62,500 shall be paid to the Bank on the date falling one hundred and eighty (180) days after the date of this Agreement.

The fee referred to in this clause 5.1 shall be non-refundable and shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.

5.2	Expenses

The Borrower shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank (whether or not any part of the Commitment is ever advanced):
5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgement).
5.3	Value Added Tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any such duties or taxes payable by the Bank) imposed on or in connection with any of the Underlying Documents, Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Bank at such bank in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6	Grossing-up for Taxes
6.6.1	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2	For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrower to the Bank under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.
6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:
7.1.1	Due incorporation

the Borrower and each of the other Security Parties (other than the Sponsors) are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation, as corporations or as companies with limited liabilities and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrower’s Security Documents and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Security Documents and the Underlying Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party (other than the Sponsors) or (iv) result in the creation or imposition of or oblige the Borrower or any other member of the Group or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on the undertakings, assets, rights or revenues of the Borrower or any other member of the Group or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any other member of the Group or any other Security Party which could have a material adverse effect on the business, assets or financial condition of the Borrower or any other member of the Group or any other Security Party;

7.1.6	No filings required

save for the registration of each Mortgage with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Underlying Documents or the Security Documents and the Underlying Documents and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Personal Guarantees and the Account Pledges), the choice of Greek law to govern the Hiona Mortgage, the Hiotissa Mortgage, the Personal Guarantees and the Account Pledges, and the choice of Liberian law to govern the Borrower’s Mortgage, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or, as the case may be, the courts of Piraeus, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10	Shareholdings
(a)	from the date of this Agreement until the Acquisition, each of the Borrower and the Collateral Guarantors is a wholly-owned direct Subsidiary of GrandUnion, and all of the shares in each of GrandUnion and each Manager are legally and ultimately beneficially owned by such person or persons as were disclosed by the Borrower to the Bank prior to the date of this Agreement; and

(b)	from the Acquisition and at all times thereafter:
(i)	the entire issued share capital and the entire issued voting share capital of the Borrower and the Collateral Guarantors and Newlead Shipping S.A. are legally and beneficially owned by the HoldCo Guarantor;

(ii)	Newlead Bulkers S.A. is a wholly-owned indirect Subsidiary of the HoldCo Guarantor;

(iii)	no less than 10% of the total issued share capital and no less than 50.1% of the total issued voting share capital of the HoldCo Guarantor, is ultimately beneficially owned by the Sponsors; and

(iv)	the Sponsors control the HoldCo Guarantor; and
7.1.11	Financial statements correct and complete

the audited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2008 as delivered to the Bank, have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the date they were prepared and the consolidated results of the operations of the Group for the financial period ended on such date and, as at such date no member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.
7.2	Initial representations and warranties

The Borrower further represents and warrants to the Bank that:
7.2.1	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by law and not by contract;

7.2.2	No default under other Indebtedness

neither the Borrower nor any other Security Party nor any other member of the Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ships

each Ship will be on the Drawdown Date:
(a)	in the absolute ownership of the relevant Owner who will on and after such Drawdown Date be the sole, legal and beneficial owner of such Ship;

(b)	registered in the name of the relevant Owner through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.2.7	Ship’s employment

(save as otherwise disclosed by the Borrower and accepted in writing by the Bank) none of the Ships is nor will, on or before the Drawdown Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Bank and, on or before the Drawdown Date, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) may be shared with any other person;

7.2.8	Freedom from Encumbrances

none of the Ships, nor her Earnings, Insurances or Requisition Compensation (each as defined in the Ship Security Documents) nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
(a)	the Borrower and the other Relevant Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrower and the other Relevant Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	neither the Borrower nor any other Relevant Party nor, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief, threatened against any Owner or any Ship or any other Relevant Party or any other Relevant Ship or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Ship owned by the Borrower or any other ship owned by, managed or crewed by or chartered to the Borrower nor, (having made due enquiry) to the best of the Borrower’s knowledge and belief, from any other Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	ISM and ISPS Code

with effect from the Drawdown Date, each Owner has a valid and current SMC and ISSC in respect of its Ship and each Ship is in compliance with the Code and the ISPS Code;

7.2.13	No material adverse change

there has been no material adverse change in the financial position of the Borrower or any Security Party or any other member of the Group or the consolidated financial position of the Group from that existing on the date of this Agreement as described by or on behalf of the Borrower or any other Security Party to the Bank in the negotiation of this Agreement; and

7.2.14	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there are and there will have been no amendments or variations thereof or defaults thereunder.

7.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrower shall (a) be deemed to repeat the representations and warranties in clause 7.1 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest financial statements delivered to the Bank (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group and the financial position of the Borrower, respectively, as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group and the results of the operations of the Borrower, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Corporate Guarantor nor any other member of the Group nor the Group as a whole had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will:
8.1.1	Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared audited consolidated financial statements of the Group and unaudited financial statements of the Borrower in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by their respective auditors and prepare or cause to be prepared unaudited consolidated financial statements of the Group for each financial half-year on the same basis as the annual statements and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of the audited financial statements) or ninety (90) days (in the case of the unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Bank as many copies as the Bank may reasonably require at the time of issue thereof of every report, circular, notice or like document issued by the Borrower to its shareholders or creditors generally;

8.1.7	Provision of further information

provide the Bank with such financial and other information concerning the Borrower, the other Security Parties, any other member of the Group, the Group as a whole and their respective affairs, any Charter and any Charterer, as the Bank may from time to time reasonably require, including, without limitation, regarding their financial standing, commitments, operations, vessel sales or purchases, any new borrowings and all major financial developments in relation to each Security Party, any other member of the Group and the Group as a whole;

8.1.8	Know your customer information

deliver to the Bank such documents and evidence as the Bank shall from time to time require relating to the verification of identity and knowledge of the Bank’s customers and the compliance by the Bank with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Bank’s own internal guidelines in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.9	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;

8.1.10	Compliance with Code

and will procure that the Manager or any Operator will, comply with and ensure that each Ship and the Manager or any Operator comply with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period and will procure that each member of the Group and each vessel thereof complies with the requirements of the Code;

8.1.11	Withdrawal of DOC and SMC

and will procure that the Manager or any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of its Operator’s DOC or the SMC in respect of any Ship;

8.1.12	Issuance of DOC and SMC

and will procure that the Manager or any Operator will, promptly inform the Bank upon the issue to the relevant Owner, the Manager or any Operator of a DOC and to each Ship of an SMC or the receipt by any Owner, the Manager or any Operator of notification that its application for the same has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC respect of each Ship;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of any Ship; and

(c)	procure that each Ship and any other vessel of the Group will comply at all times with the ISPS Code;
8.1.14	Charters

without prejudice to the rights of the Bank under the provisions of the relevant Ship Security Documents, advise the Bank promptly of any Charter in respect of the Ship owned by the Borrower and forthwith after its execution (a) deliver a certified copy of such Charter to the Bank, (b) execute a Charter Assignment in respect of such Charter securing all amounts owing under this Agreement, (c) execute a notice of assignment (in such form as the Bank may require in its discretion) of such Charter, (d) procure that such notice of assignment is served on the relevant Charterer and that the relevant Charterer signs an acknowledgement of such notice (in such form as the Bank may require in its discretion), (e) provide the Bank with any documents or evidence or opinions relating to such Charter, the relevant Charterer, the relevant Charter Assignment, the notice of assignment and its acknowledgment (including, but without limitation the valid execution and binding effect thereof) as the Bank may require in its sole discretion and (f) pay on the Bank’s demand all legal and other costs incurred by the Bank in connection with or in relation to any such Charter Assignment, notice of assignment and the acknowledgement thereof;

8.1.15	Sponsors’ guarantees

procure that, if the Acquisition does not take place by the Backstop Acquisition Date, each of the Sponsors will execute and deliver to the Bank a Personal Guarantee forthwith upon the Bank’s demand; and

8.1.16	Third party debt

ensure that at all times after 31 December 2010, the aggregate amount of Indebtedness owing by the Borrower to any person (including, without limitation, to crew, trade creditors, management companies, ports and yards but excluding amounts owing under the Security Documents) shall not exceed (a) $600,000 at the end of every calendar quarter or (b) $1,000,000 at any other time.
8.2	Negative undertakings

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents, it will not, without the prior written consent of the Bank:
8.2.1	Negative Pledge

permit any Encumbrance (other than a Permitted Encumbrance) by the Borrower to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness of any Security Party or any other person;

8.2.2	No merger

merge or consolidate with any other person or enter into a demerger, amalgamation, corporate reconstruction or corporate redomicilation;

8.2.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or, when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.2.3, material in the opinion of the Bank in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, but which for the avoidance of doubt does not include its Ship), whether by one or a series of transactions related or not;

8.2.4	Other business

undertake any business other than the ownership and operation of its Ship and the chartering of its Ship to third parties and will procure that no other Security Party undertakes, without the prior written consent of the Bank, any business other than that conducted by such Security Party at the date of this Agreement;

8.2.5	Acquisitions

acquire any further assets other than its Ship and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering its Ship;

8.2.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering its Ship;

8.2.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.2.8	Repayment of borrowings

repay the principal of, or pay interest on, or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.2.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents (except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its Ship is entered, guarantees required to procure the release of its Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Ship);

8.2.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.2.11	Sureties

permit any of its Indebtedness to be guaranteed or otherwise assured against financial loss by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of its Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Ship);

8.2.12	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders;

8.2.13	Subsidiaries

form or acquire any Subsidiaries;

8.2.14	Change of management of the Borrower’s Ship

appoint any person to manage the Ship owned by it other than the relevant Manager or terminate the relevant Management Agreement or vary or amend the terms thereof;

8.2.15	Constitutional documents

permit, cause or agree to any material amendment or variation of its constitutional documents; or

8.2.16	Financial year

change its financial year end.
8.3	Security value maintenance
8.3.1	Security shortfall

If, at any time after 28 February 2012, the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:
(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice such sum in Dollars as will result in the relevant Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice, constitute to the satisfaction of the Bank such further security for the Loan and amounts owing under the Master Swap Agreement as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the relevant Security Requirement as at such date.
The provisions of clause 4.3 and any relevant provisions of clause 4.5 shall apply to prepayments made under clause 8.3.1(a).

8.3.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purpose of this Agreement, be valued as and when the Bank shall in its absolute discretion require (and at least once every calendar year), by two independent firms of shipbrokers appointed by the Bank in its sole discretion. Each such valuation shall be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery, for cash at arm’s length, on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charter-party or other engagement concerning the relevant Mortgaged Ship. The average of such two (2) valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.3.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.3 shall be binding upon the parties hereto until such time as any such further valuations shall be obtained for such Mortgaged Ship.

8.3.3	Information

The Borrower undertakes to the Bank to supply to the Bank and to any such shipbrokers such information concerning the Mortgaged Ships and their condition as such shipbrokers may reasonably require for the purpose of making any such valuations.

8.3.4	Costs

All costs in connection with the Bank obtaining any valuation of the Mortgaged Ships referred to in clause 8.3.2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.3.1(b) shall be borne by the Borrower.

8.3.5	Valuation of additional security

For the purpose of this clause 8.3, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.3.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.3, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.
8.4	Excess Cash recapture
8.4.1	The Bank shall, in relation to each Excess Cash Calculation Period, calculate in its sole discretion the amount of the Excess Cash for such Excess Cash Calculation Period by reference to any audited financial statements of the Borrower as are delivered and available to the Bank at the time of each calculation.

8.4.2	If, and only if, following a calculation the Bank determines the Excess Cash for an Excess Cash Calculation Period to be a positive figure, the Bank shall notify the Borrower accordingly and of the amount of such Excess Cash.

8.4.3	Following each such notification of Excess Cash in respect of an Excess Cash Calculation Period, the Borrower shall prepay to the Bank such part of the Loan as is equal to 50% of that notified amount of Excess Cash.

8.4.4	Each such prepayment shall be due within 15 days following the Bank’s relevant notification to the Borrower.

8.4.5	The provisions of clause 4.4 and any relevant provision of clause 4.5 shall apply to any prepayments made under this clause 8.4.
8.5	HoldCo Guarantee

If the Acquisition takes place on or before the Backstop Acquisition Date, then the Borrower shall procure that, forthwith after the Acquisition and in any event not after the end of the Backstop Acquisition Date, the HoldCo Guarantor shall, at the cost and expense of the Borrower, execute the HoldCo Guarantee in favour of the Bank and deliver it to the Bank together with such documents and evidence in respect of the HoldCo Guarantor and the HoldCo Guarantee of the type set out in schedule 1, as may be requested by the Bank.

9	Conditions

9.1	Documents and evidence

The obligation of the Bank to make the Commitment available shall be subject to the condition that:
9.1.1	the Bank, or its duly authorised representative, shall have received, not later than one (1) Banking Day before the day on which the Drawdown Notice for the Loan is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Bank; and

9.1.2	the Bank, or its duly authorised representative, shall have received, on or prior to the drawdown of the Loan, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Bank.
9.2	General conditions precedent

The obligation of the Bank to advance the Loan shall be subject to the further condition that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:
9.2.1	the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) and (b) clause 4 of each Transaction Guarantee, are true and correct on and as of each such time as if each is made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the Loan.
9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement.

10	Events of Default

10.1	Events

There shall be an Event of Default if:
10.1.1	Non-payment: the Borrower or any other Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Bank or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3	Breach of insurance obligations: any of the Owners or the Manager fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Owners or any of them or any other person, or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8 of this Agreement or any Transaction Guarantor commits any breach or fails to observe any of the obligations or undertakings expressed to be assumed by it under clause 5 of each Transaction Guarantee to which it is a party; or

10.1.4	Breach of other obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.5	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or any other Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6	Cross-default: any Indebtedness of the Borrower or any other Security Party or any other member of the Group is not paid when due or any Indebtedness of any Security Party or other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other member of the Group of a voluntary right of prepayment), or any creditor of any Security Party or other member of the Group becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or other member of the Group relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other member of the Group shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of the relevant Security Party or the relevant member of the Group to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or other member of the Group in respect of Indebtedness is not honoured when due and called upon; or

10.1.7	Legal process: any judgement or order made against the Borrower or any other Security Party or other member of the Group is not stayed or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party or other member of the Group and is not discharged within fifteen (15) days; or

10.1.8	Insolvency: any Security Party or other member of the Group is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9	Reduction or loss of capital: a meeting is convened by the Borrower or any other Security Party or other member of the Group for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up the Borrower or any other Security Party or other member of the Group or an order is made or resolution passed for the winding up of the Borrower or any other Security Party or other member of the Group or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of the Borrower or any other Security Party or other member of the Group or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to the Borrower or any other Security Party or other member of the Group; or

10.1.12	Appointment of receivers and managers: any administrative or other receiver is appointed of the Borrower or any other Security Party or other member of the Group or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of the Borrower or any other Security Party or other member of the Group; or

10.1.13	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by the Borrower or any other Security Party or other member of the Group or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14	Analogous proceedings: there occurs, in relation to the Borrower or any other Security Party or other member of the Group, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or the Borrower or any other Security Party or other member of the Group otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: the Borrower or any other Security Party or other member of the Group suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by the Borrower or any other Security Party which is a party thereto, or if the Borrower or any such Security Party shall deny that it has any, or any further, liability thereunder or shall otherwise repudiate any of the Security Documents or do or cause or permit to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.17	Seizure: all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, the Borrower or any other Security Party or any other member of the Group are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.18	Unlawfulness: it becomes impossible or unlawful at any time for the Borrower or any other Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: the Borrower or any other Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21	Material adverse change: there occurs, in the opinion of the Bank, a material adverse change in the financial condition of the Borrower or any other Security Party or any other member of the Group or in the consolidated financial condition of the Group by reference to the financial position of the Borrower or any other Security Party or any other member of the Group or, as the case may be, the consolidated financial position of the Group, respectively, existing on the date of this Agreement as described by or on behalf of the Borrower or any other Security Party to the Bank in the negotiation of this Agreement; or

10.1.22	Flag State: the Flag State of a Ship becomes involved in hostilities or civil war or there is a seizure of civil power in the Flag State of a Ship by unconstitutional means if, in any such case such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.23	Environmental Claim: the Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any Ship or any other Relevant Ship is involved in any incident which gives rise or which may give rise to an Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

10.1.24	Insurance requirements: any of the Owners or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, liability for Environmental Claims arising in jurisdictions where the relevant Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in the exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and the relevant Owner shall fail to procure the release of such Ship within a period of seven (7) days; or

10.1.26	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated; or

10.1.27	Shareholdings:
(a)	at any time before the Acquisition, there is any change in the legal and/or ultimate beneficial ownership of any of the shares of any Security Party, from that existing on the date of this Agreement as set out in clause 7.1.10(a); or

(b)	at any time after the Acquisition, the Sponsors are the ultimate beneficial owners of (1) less than 10% of the total issued share capital or (2) less than 50.1% of the total issued voting share capital, of the HoldCo Guarantor; or

(c)	at any time after the Acquisition, any person, or persons acting in concert (other than the Sponsors) (i) become the ultimate beneficial owners of (1) more than 50% (or of a percentage higher than that then owned by the Sponsors) of the total issued voting share capital or (2) more than 10% of the total issued share capital, of the HoldCo Guarantor or (ii) obtain, have or exercise the control of the HoldCo Guarantor or of its board of directors; or

(d)	at any time after the Acquisition, the Sponsors do not have or exercise the control of the HoldCo Guarantor; or

(e)	at any time after the Acquisition, any of the Borrower or the Collateral Guarantors ceases to be a wholly-owned direct Subsidiary of the HoldCo Guarantor; or

(f)	at any time after the Acquisition, a Manager ceases to be a wholly-owned Subsidiary of the HoldCo Guarantor;
10.1.28	Accounts: any moneys are withdrawn from the Accounts other than in accordance with clause 14 or in accordance with clause 5.3 of the Collateral Guarantees; or

10.1.29	Sponsors: if the Sponsors have executed the Personal Guarantees, either of the Sponsors passes away or is found to be of unsound mind by a court of a Relevant Jurisdiction unless there shall have been delivered to the Bank a substitute guarantee or other security acceptable to the Bank within fifteen (15) days of either of the above events occurring; or

10.1.30	Breach of Ministerial Decision: either of the Collateral Guarantors commits any breach of or varies or cancel the Ministerial Decision in relation to its Ship without the previous written consent of the Bank; or

10.1.31	HoldCo Guarantor events: at any time following the Acquisition:
(a)	the shares of the HoldCo Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, NASDAQ; or

(b)	there is a change of the Chief Executive Officer or of the Chairman of the HoldCo Guarantor from the individuals having such positions on the date of this Agreement; or
10.1.32	Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of the Borrower or any other Security Party to perform all or any of their respective obligations under or otherwise to comply with the terms of any of the Security Documents or the Underlying Documents or (ii) the security created by any of the Security Documents.
10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:
10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.
10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under any of the Security Documents against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due; or

11.1.2	the occurrence of any other Event of Default; or

11.1.3	any prepayment of the Loan or part thereof being made under clauses 4.3, 8.3.1(a), 8.4 or 12.1, or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	the Loan not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for the Loan has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by it as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or the Loan or deposits obtained by it to fund or maintain the whole or part of the Loan and such cost or loss is not recoverable by the Bank under clause 12.2.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to advance the Loan or to maintain the Commitment or fund the Loan, the Bank shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by the Bank with any Capital Adequacy Law, is to:
12.2.1	subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4	reduce the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents,

then and in each such case:
(a)	the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank regards as confidential) is required to compensate the Bank for such liability to Taxes, cost, reduction, payment, foregone return or loss.
For the purposes of this clause 12.2, the Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:
13.1.1	first in or toward payment of all unpaid fees, commissions and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment of any sums owing under the Master Swap Agreement;

13.1.5	fifthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.6	sixthly in or towards payment to the Bank of any other sums owing to it under any of the Security Documents (including, without limitation, any payments required to be made to any suspense or other accounts under the provisions of any Transaction Guarantee); and

13.1.7	seventhly the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.
13.2	Set-off
13.2.1	The Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.
13.3	Further assurance

The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower’s Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrower undertakes that it will:
14.1.1	on or before the Drawdown Date, open each of the Accounts (other than the Hiona Operating Account and the Hiotissa Operating Account) and procure that the Hiona Guarantor will open the Hiona Operating Account and that the Hiotissa Guarantor will open the Hiotissa Operating Account; and

14.1.2	procure that all moneys payable to the Borrower in respect of the Earnings of its Ship and any moneys payable to the Borrower pursuant to the Master Swap Agreement shall, unless and until the Bank directs to the contrary pursuant to clause 2.1.1 of the relevant General Assignment, be paid to the Borrower’s Operating Account.
14.2	Account terms

Amounts standing to the credit of the Accounts shall (unless otherwise agreed between the Bank and the Borrower), bear interest at the rates from time to time offered by the Bank to its prime customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Accounts from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year and shall be credited to the Accounts at such times as the Bank and the Borrower and (as the case may be) the Collateral Guarantors shall agree.

14.3	Operating Accounts: withdrawals

Unless the Bank otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Borrower’s Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, the Borrower may withdraw moneys from the Borrower’s Operating Account for the following purposes:
14.3.1	to transfer any Retention Amounts to the Retention Account;

14.3.2	to pay any amount to the Bank in or towards payments of any instalments of interest or principal or any other amounts then payable by the Borrower, the Manager or the Transaction Guarantors pursuant to the Security Documents;

14.3.3	to pay the proper and reasonable operating expenses of its Ship; and

14.3.4	to pay the proper and reasonable expenses of administering its affairs.
14.4	Retention Account: credits and withdrawals
14.4.1	The Borrower hereby undertakes with the Bank that it will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Bank for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Borrower’s Operating Account, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account on that Retention Date (and the Borrower hereby irrevocably and unconditionally instructs and authorises the Bank to effect each such transfer) and to that extent the Borrower’s obligations to make the payments referred to in this clause 14.4.1 shall have been fulfilled upon such transfer being effected.

14.4.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied by the

Bank (and the Borrower hereby irrevocably and unconditionally instructs and authorises the Bank so to apply the same) upon each Repayment Date, and on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Bank of the instalment then falling due for repayment or (as the case may be) the amount of interest then due. Each such application by the Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Bank is insufficient to meet the same.

14.4.3	Unless the Bank otherwise agrees in writing and subject to clause 14.4.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.5	Application of Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of the Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.6	Pledging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.
15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and shall enure for the benefit of, the Bank and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution (an “Assignee”) after consultation with the Borrower except if the Assignee is a Related Company of the Bank in which case no such prior consultation is required.

15.4	Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any person (a “Transferee”) without the consent of, or consultation with, the Borrower if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank’s obligations under this Agreement.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or clause 15.4, the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified in the definition of “Bank” in clause 1.2 or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrower promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:
16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:
(a)	if to the Borrower at:

c/o the Manager 83 Akti Miaouli & Flessa Piraeus 185 83 Greece

Fax no: +30 213 014 8109 Attention: Chief Financial Officer

(b)	if to the Bank at:

Piraeus Bank A.E. 47-49 Akti Miaouli Piraeus 185 36 Greece

Fax No: +30 210 429 2601 Attention: The Relationship Manager

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.
16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

17	Governing law and jurisdiction

17.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

17.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers HFW Nominees Ltd. at present of Marlow House, Lloyds Avenue, London EC3N 3AL, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

17.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Form of Drawdown Notice
(referred to in clause 2.2)

To:	Piraeus Bank A.E. 47-49 Akti Miaouli Piraeus 185 36 Greece
[•] 200[•]
U.S.$21,000,000 Loan
Loan Agreement dated [•] 2010 (the “Loan Agreement”)
We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Loan, namely $21,000,000 on [•] 200[•] and select a first Interest Period in respect thereof of [•] months. The funds should be credited as follows: [insert details]
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause 4 of each Transaction Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change in our financial position or in that of any Security Party or any other member of the Group nor in the consolidated financial position of the Group from that existing on the date of the Loan Agreement, as described by us or any other Security Party to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of
GRAND OCEANOS INC.

Schedule 2
Documents and evidence required as conditions precedent to the
Loan being made
(referred to in clause 9.1)
Part 1
1	Constitutional documents

Copies, certified by an officer or a legal advisor of each Security Party (other than the Sponsors) as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and certificates of resolutions of the stockholders of each Security Party (other than the Sponsors) approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, a party and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party as:

2.1	being true and correct;

2.2	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party each duly convened and held;

2.3	not having been amended, modified or revoked; and

2.4	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party (other than the Sponsors) to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party as being the true signatures of such persons;

4	Certificate of incumbency

a list of directors and officers of each Security Party (other than the Sponsors) specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party to be true, complete and up to date;

5	Borrower’s consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the other Borrower’s Security Documents;

6	Due diligence

evidence that all information required in relation to any Security Party in order for the Bank to complete its “know your customer” and other due diligence formalities in connection with this Agreement and the other Security Documents has been provided and is satisfactory in all respects to the Bank;

7	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower and the Sponsors) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

8	Security Documents

the Account Pledges, the Transaction Guarantees (other than the HoldCo Guarantee), the Letters of Undertaking, the Master Agreement Security Deed and the Master Swap Agreement, each duly executed;

9	Certified Underlying Documents

a copy, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer or a legal advisor of the relevant Owner of the Management Agreements and any Charter;

10	Borrower’s process agent

a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower’s agent;

11	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party’s agent;

12	Accounts

evidence that each of the Accounts have been opened, together with duly completed mandate forms in respect thereof; and

13	Further matters or opinions

any such other matter or further opinion as may be required by the Bank.

Part 2
1	Drawdown notice

The Drawdown Notice duly executed;

2	Ship conditions

evidence that:

2.1	Registration and Encumbrances

each Ship is registered in the name of the relevant Owner through the relevant Registry under the laws and flag of the relevant Flag State and that such Ship and its Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant General Assignment) are free of Encumbrances (except Permitted Encumbrances);

2.2	Classification

each Ship maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

2.3	Insurance

each Ship is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of the relevant Ship Security Documents in respect of such insurances have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to any Ship);

3	Ship Security Documents

the Ship Security Documents for all Ships (including a Charter Assignment in respect of a Ship which is subject to a Charter), each duly executed;

4	Mortgage registration

evidence that each Mortgage over the relevant Ship has been (or will be forthwith upon drawdown of the Loan) registered against such Ship through the relevant Registry under the laws and flag of the relevant Flag State;

5	Notices of assignment

copies of duly executed notices of assignment required by the terms of the relevant Ship Security Documents in the forms prescribed by the relevant Ship Security Documents;

6	Fairness opinion

a fairness opinion in respect of each Ship and the Acquisition prepared (at the Borrower’s cost), in a manner and form acceptable to the Bank in its sole discretion;

7	Fees

evidence that the fee due under clause 5 have been paid in full;

8	Marshall Islands opinion

an opinion of Messr. Cozen O’Connor, special legal advisers on matters of Marshall Islands law to the Bank;

9	Liberian opinion

an opinion of Messr. Cozen O’Connor, special legal advisers on matters of Liberian law to the Bank;

10	Bermuda opinion

an opinion of Messr. Mello Jones & Martin, special legal advisers on matters of Bermuda law to the Bank;

11	Greek opinion

an opinion of Mr. John Charalampides, special legal advisers on matters of Greek law to the Bank;

12	Panamanian opinion

an opinion of Messrs. Patton, Moreno & Asvat, special legal advisers on matters of Panamanian law to the Bank;

13	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party’s agent;

14	Existing Indebtedness

evidence that the existing Indebtedness of the Borrower referred to in clause 1.1 has been, or will be upon drawdown of the Loan, repaid in full;

15	Insurance opinion

an opinion (at the expense of the Borrower) of insurance consultants to the Bank on the insurances effected or to be effected in respect of each Ship upon and following the Drawdown Date;

16	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer or a legal advisor of the relevant Owner of the DOC issued to the Operator and the SMC for each Ship;

17	ISPS Code compliance

17.1	evidence satisfactory to the Bank that each Ship is subject to a ship security plan which complies with the ISPS Code; and

17.2	a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer or a legal advisor of the relevant Owner of the ISSC for each Ship; and

18	Further matters or opinions

any such other matter or further opinion as may be required by the Bank.

Schedule 3
Form of Disbursement Acknowledgement

To:	Piraeus Bank A.E. 47-49 Akti Miaouli Piraeus 185 36 Greece
[•] 200[•]
Dear Sirs
US$21,000,000 Loan
Loan Agreement dated [•] 2010 (the “Loan Agreement”)
We refer to the above Loan Agreement and the Drawdown Notice dated [•] 2010 a copy of which is attached hereto. We hereby confirm and acknowledge disbursement and remittance by you of the amount of $[•] in the manner and on the date specified in the said Drawdown Notice.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.
Yours sincerely

For and on behalf of
GRAND OCEANOS INC.

Agreed and acknowledged by:

For and on behalf of
[GRANDUNION INC.] [NEWLEAD HOLDINGS LTD.]
(as Corporate Guarantor)

For and on behalf of
CHALLENGER ENTERPRISES LTD.
(as Collateral Guarantor)

For and on behalf of
CRUSADER ENTERPRISES LTD.
(as Collateral Guarantor)

[[•]
(as Sponsor)]

[[•]
(as Sponsor)]

Schedule 4
Form of Master Swap Agreement

Schedule 5
Form of Master Agreement Security Deed

Schedule 6
Form of Borrower’s Mortgage

Schedule 7
Form of Borrower’s General Assignment

Schedule 8
Form of Borrower’s Manager’s Undertaking

Schedule 9
Form of Collateral Guarantee

Schedule 10
Form of Collateral Guarantor’s General Assignment

Schedule 11
Form of Collateral Guarantor’s Manager’s Undertaking

Schedule 12
Form of Borrower’s Charter Assignment

Schedule 13
Form of Collateral Guarantor’s Charter Assignment

Schedule 14
Form of Corporate Guarantee

SIGNED by Michael Livanos	)
for and on behalf of	)	/s/ Michael Livanos
GRAND OCEANOS INC.	)	Attorney-in-Fact

SIGNED by Maria Youryi	)	/s/ Maria Youryi
and by Krikor Tzanikian	)	Authorised signatory
for and on behalf of	)
PIRAEUS BANK A.E.	)	/s/ Krikor Tzanikian
	)	Authorised signatory